Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Array Technologies, Inc.

Albuquerque, New Mexico

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 11, 2020, except for the effects of the corporate conversion and stock split described in Notes 2 and 11, as to which the date is November 10, 2020, relating to the consolidated financial statements of ATI Intermediate Holdings, LLC, which is contained in the Registration Statement on Form S-1 (No. 333-251035) incorporated by reference in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 (No. 333-251035) incorporated by reference in this Registration Statement.

/s/ BDO USA, LLP

Austin, Texas

December 2, 2020